Exhibit 10.2

NON-SOLICITATION AND NON-COMPETITION AGREEMENT

This Non-Solicitation and Non-Competition Agreement (this “Agreement”) dated May 3, 2011 and effective as of May 13, 2011, between BERKSHIRE BANK, a Massachusetts banking corporation with a principal place of business located in Pittsfield, Massachusetts and MICHAEL J. OLEKSAK of Feeding Hills, Massachusetts (“Oleksak”).

PRELIMINARY STATEMENT

The Company (defined for purposes of this Agreement to mean and include Berkshire Bank, together with its parent corporation Berkshire Hills Bancorp, Inc. and primary affiliate Berkshire Insurance Group, Inc., their predecessors and successors, all of their past, present, and future shareholders, trustees, directors, officers, employees, representatives, attorneys, agents and assigns, and all of their parent or controlling corporations, and their affiliates and subsidiaries, or any other legal entity describing Berkshire Bank, Berkshire Insurance Group, Inc. and Berkshire Hills Bancorp Inc.'s organization or through which they conduct business) and Oleksak are parties to a Letter Agreement of even date herewith (the “Separation Agreement”), which is incorporated herein by reference; and

Pursuant to the terms of the Separation Agreement, the Company has agreed to pay Oleksak Separation Pay in the gross amount of $350,000, less customary payroll taxes and deductions and payable as set forth in paragraph 2. of the Separation Agreement; and

Pursuant to the terms of the Separation Agreement, Oleksak has agreed to enter into a this Agreement in partial consideration for the Company’s agreement to pay Oleksak the Separation Pay; and

The duration of this Agreement is two (2) years from the Termination Date set forth in the Separation Agreement; provided, however, that notwithstanding anything else herein to the contrary Oleksak’s obligations under Section 3 of this Agreement shall continue in perpetuity; and

Oleksak agrees and acknowledges that by virtue of his position in the Company, he is familiar with and in possession of the Company's trade secrets, customer information, and other confidential information which are valuable to the Company, and that their goodwill, protection, and maintenance constitute a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. Oleksak agrees and acknowledges that the non-competition restrictions set forth in this Agreement are reasonable and necessary and do not impose undue hardship or burdens on him.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Non-Competition.

(a)           Oleksak hereby agrees that, beginning on May 13, 2011 and for a period of eighteen (18) months thereafter - until November 13, 2012 - (the “Non-Competition Period”), Oleksak shall not, directly or indirectly own, manage, operate, join, be employed by, perform services, consulting or other work for, or provide any assistance to (the “Prohibited Activities”), any corporation, partnership, or other entity or person which owns, manages, operates, controls, participates in the ownership, management, operation or control of, is employed by, performs services or other work for, provides any assistance to, is engaged with respect to any banking, insurance, wealth management or financial services business including, but not limited to, banks, insurance businesses or credit unions, which engages in such banking, insurance, wealth management or financial services business and has an office or offices located within any counties where Berkshire maintains a Branch Office (a “Competitor Employer”), without prior approval from Berkshire’s President and CEO, Michael P. Daly (“Daly”).  Notwithstanding anything else to the contrary herein, such approval is hereby given for Oleksak to accept the position of Executive Vice President of Lending at Peoples Bank in Holyoke, Massachusetts, and Oleksak’s employment in such position shall not be considered a Prohibited Activity.  No other approval to engage in any other Prohibited Activities for or on behalf of any Competitor Employer is given, made or inferred by this by this Agreement.

(b)           Oleksak acknowledges that he has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth herein and the geographic areas of restriction are fair and reasonable and are reasonably required for the protection of the interests of the Company.

(c)           In the event that the provisions of this Agreement relating to the time periods and/or geographic areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas that such court deems reasonable and enforceable, the time period and/or geographic areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or geographic areas under this Agreement.

(d)           In the event that a Competitor Employer contacts Oleksak for the purpose of requesting that Oleksak engage in Prohibited Activities with a Competitor Employer during the Non-Competition Period, Oleksak may request that Daly waive the provisions of Section 1(a) of this Agreement.  Daly shall consider Oleksak’s request for a waiver, but is under no obligation to grant the waiver.  Daly shall have absolute and sole discretion to decide whether or not to grant the waiver.  If, in his absolute and sole discretion, Daly decides to grant the waiver request, the waiver shall not become effective until Oleksak and the Company, acting at Daly’s direction, shall have entered into a written modification of this Agreement, signed by both parties.

2.           Non-Solicitation.  Oleksak hereby agrees that, beginning on May 13, 2011 and for a period of eighteen (18) months thereafter - until November 13, 2012 - Oleksak will not, directly or indirectly, on his own behalf or on behalf of any third person or entity, and whether through his own efforts or through the efforts or assistance of any other person or entity (including, without limitation, any person employed by or associated with any entity with whom he is or may become employed or associated):

2

(a)           Knowingly solicit any banking, insurance, wealth management or financial services business from (i) any individual or entity that was a client or customer of the Company at any time during the six (6) months immediately prior to the end of Oleksak’s employment with the Company, or (ii) any individual or entity that was a prospect of the Company at any time during the twelve (12) months immediately prior to the end of Oleksak’s employment with the Company, if he directly solicited such prospect or if he directly or indirectly, in whole or in part, supervised or participated in solicitation activities related to such prospect; provided, however, that Oleksak may accept employment with a Company client or customer or prospect that is not a Competitor Employer; or

(b)           Participate in hiring, hire or employ an employee or consultant of the Company, or solicit, encourage or induce any such employee or consultant to terminate his or her employment or other relationship with the Company;

(c)           Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier or vendor of the Company, or solicit such party to discontinue or reduce its business with the Company.

Oleksak also agrees that for a period of two (2) years after his employment with the Company ends, he will inform his potential and actual future employers of his obligations under this Agreement.

3.           Protection and Non-Disclosure of Confidential Information.  Oleksak hereby agrees and acknowledges that his employment with the Company has created a continuing relationship of confidence and trust between Oleksak and the Company with respect to Confidential Information.  Oleksak hereby warrants and agrees that he will keep in confidence and trust at all times after his employment with the Company shall terminate all Confidential Information known to him, and will not use or disclose such Confidential Information without the prior written consent of the Company.  Nothing in this Agreement is intended to or shall preclude Oleksak from providing truthful testimony or providing truthful information in response to a valid subpoena, court order or request of any federal, state or local regulatory or quasi-regulatory authority; provided, however, that, to the extent permitted by law, Oleksak has first provided to the Company as much advance notice as practicable of any such compelled disclosure, and further that Oleksak agrees to honor any order or ruling obtained by the Company quashing or barring any such subpoena, court order or request for disclosure.  As used in this Agreement, “Confidential Information” means any and all information belonging to the Company, which is of value to the Company and the disclosure of which could result in a competitive or other disadvantage to the Company.  Examples of Confidential Information are, without limitation, financial information, reports and forecasts; trade secrets, know-how and other intellectual property; software; market or sales information or plans; customer lists and information; business plans, prospects and opportunities; and possible acquisitions or dispositions of businesses or facilities that have been discussed by the management of the Company.  Confidential Information includes information Oleksak developed or learned in the course of his employment with and service as a director of the Company, as well as other information to which Oleksak may have had access in connection with his employment or service as a director.  Confidential Information also includes the confidential information of others, including, but not limited to, customers of the Company, with whom the Company has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless such information entered the public domain due to a breach of Oleksak’s obligations under this Agreement regarding Confidential Information or otherwise.

4.           Consideration.  As consideration for the obligations of Oleksak hereunder, the Company shall satisfy its obligations to Oleksak as described in the Separation Agreement.

5.           Defaults.  Oleksak shall be deemed to be in default of his obligations under this Agreement (a “Default”), if Oleksak shall have breached his obligations under Section 1 hereof and such breach shall continue for 15 days after the Company has given Oleksak notice of same.  Notwithstanding anything to the contrary contained in the foregoing sentence, Oleksak shall be deemed to be in default of his obligations under this Agreement (also a “Default”) immediately upon any breach of his obligations under Sections 2 and 3 hereof, and the Company shall not be obligated to provide any notice thereof or cure period.

6.           Remedies.

(a)           Oleksak acknowledges that in the event of an actual or threatened Default, the Company’s remedies at law will be inadequate.  Accordingly, the Company shall be entitled, at its election, to enjoin any actual or threatened Default, and/or to obtain specific performance of Oleksak’s obligations under this Agreement without the necessity of showing any actual damage or the inadequacy of monetary damages.  Any such equitable remedy shall not constitute the sole and exclusive remedy for any such Default, and the Company shall be entitled to pursue any other remedies at law or in equity.  In the event of a Default by Oleksak, the Company shall be entitled to recover from Oleksak, among any other relief to which the Company may be duly entitled, (a) its costs, including reasonable attorneys’ fees, incurred in enforcing its rights under this Agreement and (b) any payments made to Oleksak under paragraph 2 of the Separation Agreement without invalidating any portion of the Separation Agreement or this Agreement.

(b)           Any court proceeding to enforce this Agreement may be commenced by either party in the Berkshire Superior Court, Pittsfield, Commonwealth of Massachusetts.  The parties hereto submit to the exclusive jurisdiction of such court and waive any objection which they may have to the pursuit of any such proceeding in such court.

7.           Entire Agreement.  This Agreement, together with the Separation Agreement, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any and all previous agreements, oral and written, between the parties with respect to the subject matter hereof.

8.           Non-Waiver.  The failure by a party in one or more instances to insist upon performance of any of the terms, covenants or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement, or the seek enforcement of any of the terms, covenants or conditions of this Agreement following any breach of any of the terms, covenants, conditions, rights or privileges, shall non constitute, nor be deemed to constitute, a waiver of any of the terms, covenants or conditions of this Agreement, but the same shall continue and remain in full force and effect as if no such failure or forbearance had occurred.  No waiver of the terms, covenants or conditions of this Agreement shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

9.           Applicable Law.  This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the Commonwealth of Massachusetts applicable to contracts made and wholly to be performed in the Commonwealth.

10.           Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors, assigns, heirs and personal representatives any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.           Amendments.  This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

12.           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

13.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument as of the date first above written.

 /s/ Michael J. Oleksak
MICHAEL J. OLEKSAK

BERKSHIRE BANK,

By: /s/ Michael P. Daly
Print name: Michael P. Daly
Its: President and CEO

4